Exhibit 5.1

March 25, 2013

GigOptix, Inc.

130 Baytech Drive

San Jose, CA 95134

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission (the “SEC”) on or about March 25, 2013 (the “Registration Statement”), of an aggregate of 1,110,287 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of GigOptix, Inc., a Delaware corporation (the “Company”), which will be issuable to employees, directors and consultants of the Company upon the exercise of options granted pursuant to the GigOptix, Inc. 2008 Equity Incentive Plan (the “Plan”) or which the Company may issue as restricted stock under the Plan. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R., ss. 229.601(b)(5) under the Securities Act.

We have acted as counsel to the Company in connection with the foregoing registration on Form S-8, and in that connection and for the purposes of this opinion, we have examined and relied upon originals or copies certified or otherwise identified to our satisfaction of such corporate records, instruments, certificates, memoranda, and other documents, and such certificates or comparable documents of public officials and of officers or other representatives of the Company as we have deemed necessary or advisable for purposes of this opinion.

As to certain matters of fact, we have relied upon and assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed with your permission and without independent investigation: (i) the genuineness of all signatures; (ii) that where any signature (other than a signature of the Company) purports to have been made in a corporate, governmental, fiduciary, or other capacity, the person who affixed such signature to such document had the power and authority to do so; (iii) the authenticity and completeness of all original documents reviewed by us in original or photostatic copy form; (iv) the conformity to the authentic originals of all documents submitted to us as certified, conformed or as photostatic copies; (v) the conformity of all provisions, terms and conditions contained in documents submitted to us in draft form with the provisions, terms and conditions contained in the executed final versions of such documents; (vi) that the documents, instruments and agreements shown to us are complete and no modifications to any thereof exist; (vii) that each individual who executes any document, instrument or agreement is legally competent to do so; and (viii) that each party, other than the Company, that has executed or will execute a document, instrument or agreement to which the Company is a signatory has all requisite power and authority and has duly and validly taken all necessary action to execute and deliver such documents, instruments and agreements and to perform the transactions contemplated thereby, that all such documents,

Crowell & Moring LLP ■ www.crowell.com ■ Washington, DC ■ New York ■ San Francisco ■ Los Angeles ■ Orange County ■ Anchorage ■ London ■ Brussels

GigOptix, Inc.

March 25, 2013

instruments and agreements have been duly and validly executed and delivered by such party and that all such documents, instruments and agreements are legal, binding and enforceable obligations of such party. Further, we have relied upon, without independent verification, the representations of the Company regarding the number of shares of Common Stock outstanding as of December 31, 2012.

We have further assumed that all options granted or to be granted pursuant to the Plan were or will be validly granted in accordance with the terms of the Plan, that all of the Shares to be issued upon exercise of such options will be issued in accordance with the terms of such options and the Plan, and that all of the Shares to be sold or granted as restricted stock or pursuant to awards of restricted stock units will be sold or granted in accordance with the terms of the Plan. We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws, if applicable.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	A copy of the Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

2.	The Registration Statement.

3.	The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on December 16, 2008 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	Resolutions by unanimous written consent of the Board of Directors of the Company, adopted effective March 27, 2008, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.	Resolution by written consent of Lumera Corporation, as sole stockholder of the Company, adopted effective as of March 27, 2008, as certified by an officer of Lumera Corporation on the date hereof as being complete, accurate and in effect.

7.	Resolutions by unanimous written consent of the Board of Directors of the Company, adopted effective December 4, 2008, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

8.	Resolutions of the stockholders of Lumera Corporation, adopted effective December 4, 2008, at the annual meeting of the stockholders of Lumera Corporation held on such date, as certified by an officer of Lumera Corporation on the date hereof as being complete, accurate and in effect.

Crowell & Moring LLP ■ www.crowell.com ■ Washington, DC ■ New York ■ San Francisco ■ Los Angeles ■ Orange County ■ Anchorage ■ London ■ Brussels

GigOptix, Inc.

March 25, 2013

9.	Resolutions of the Board of Directors of the Company, adopted effective October 22, 2009, as stated in the minutes of a meeting of the Board of Directors of the Company on such date, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

10.	Resolutions by written consent of the stockholders of the Company, adopted effective December 17, 2009, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

11.	Resolutions by unanimous written consent of the Board of Directors of the Company, adopted effective October 28, 2010, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

12.	The certificate of voting, master ballot and oath of the inspector of elections from the annual meeting of the stockholders of the Company held on November 24, 2010, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

13.	Resolutions by unanimous written consent of the Board of Directors of the Company, adopted effective September 15, 2011, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

14.	Minutes of the annual meeting of the stockholders of the Company held on November 15, 2011, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

We express no opinion as to the laws of any state or jurisdiction other than, and our opinion herein is limited to, the General Corporation Law of the State of Delaware (including the statutory provisions thereof and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as applied by the courts located in Delaware. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

Following (a) effectiveness of the Registration Statement under the Securities Act, and assuming that such effectiveness remains in effect throughout the period during which the Shares are offered, issued and sold pursuant to the Plan, (b) issuance and the delivery of the Shares pursuant to the terms of the Plan and the award agreements thereunder and (c) receipt by the Company of the consideration for the Shares specified in the applicable resolutions, as determined by the Board of Directors of the Company and as specified in the documents governing such grants and the Plan, the Shares will be validly issued, fully paid, and nonassessable.

Crowell & Moring LLP ■ www.crowell.com ■ Washington, DC ■ New York ■ San Francisco ■ Los Angeles ■ Orange County ■ Anchorage ■ London ■ Brussels

GigOptix, Inc.

March 25, 2013

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

This opinion is rendered solely for your benefit in connection with the Registration Statement described above and speaks as of the date hereof upon the understanding that we are not hereby assuming any professional responsibility to any other person. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect. Except as provided in the preceding paragraph, this opinion may not be relied upon by any other person and this opinion may not be used, disclosed, quoted, filed with a governmental agency or otherwise referred to without our express prior written consent.

Very truly yours,

/s/ Crowell & Moring LLP

CROWELL & MORING LLP

Crowell & Moring LLP ■ www.crowell.com ■ Washington, DC ■ New York ■ San Francisco ■ Los Angeles ■ Orange County ■ Anchorage ■ London ■ Brussels